As filed with the Securities and Exchange Commission on October 15, 2025

Registration No. 333-274584

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT
UNDER

THE SECURITIES ACT OF 1933

ESSA PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	98-1250703
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Suite 720, 999 West Broadway
Vancouver, British Columbia, Canada V5Z 1K5

(Address of Principal Executive Offices, including Zip Code)

CT Corporation System

111 Eighth Avenue, New York, NY, 10011
Tel. (302) 658-7581

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr

Branden C. Berns

Gibson, Dunn & Crutcher LLP

One Embarcadero Center Suite 2600

San Francisco, California 94111

(415) 393-8200

Richard Grossman

Faiz Ahmad

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

(212) 735-3000

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) filed by Essa Pharma Inc., a British Columbia corporation (the “Registrant”), relates to Registration Statement No. 333-274584 (the “Registration Statement”), registering the sale of up to $200,000,000 of (i) common shares, without par value, of the Registrant (the “Common Shares”), (ii) preferred shares of the Registrant (the “Preferred Shares”), (iii) secured or unsecured, senior or subordinated debt securities (“Debt Securities”), (iv) subscription receipts to purchase Common Shares, Preferred Shares, Debt Securities, Warrants or Units (as defined throughout) (“Receipts”), (v) warrants to purchase Common Shares, Preferred Shares or Debt Securities (“Warrants”), and (vi) units consisting of Common Shares, Preferred Shares or Warrants, Receipts, or any combination thereof, or any combination thereof.

The Registrant is filing this Post-Effective Amendment to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statement.

On July 13, 2025, the Registrant entered into a Business Combination Agreement (together with that certain Amendment Agreement, dated as of September 23, 2025, the “Agreement”) with XenoTherapeutics, Inc., a Massachusetts non-profit corporation (“Xeno”), Xeno Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Xeno (“Purchaser”), and solely for purposes of Section 10.16 thereof, XOMA Royalty Corporation, a Nevada corporation (“XRC”). Pursuant to the Agreement, on October 9, 2025, Purchaser acquired all of the issued and outstanding Common Shares in exchange for a cash payment per Common Share (the “Cash Amount”) of approximately US$0.1242, which was calculated in accordance with the Agreement (the “Transaction”). In addition, each holder of Common Shares (the “Shareholders”) also received one non-transferable contingent value right (each, a “CVR”) for each Common Share, which CVR represents the right to receive up to approximately US$0.14 per CVR and payable within specified periods following the close of the Transaction. The potential CVR payment of US$0.14 per Common Share represents up to US$6.7 million in the aggregate that may be distributed to CVR holders depending on the outcome of certain contingent liabilities. The Registrant also made an initial cash distribution to the Shareholders prior to the closing of the Transaction of $1.6910318 per Common Share.

The foregoing description of the Transaction, the Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement, which is attached as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 13, 2025 and September 24, 2025.

As a result of the Transaction, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 15, 2025. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

ESSA PHARMA INC.

/s/ Jon Adkins
Name: Jon Adkins
Title: Director